Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following tables provide unaudited pro forma combined financial information for Spartan Stores after giving effect to the merger with Seaway. The following unaudited pro forma combined balance sheet as of June 17, 2000 is based upon the historical consolidated financial statements of Spartan Stores as of that period and of Seaway as of May 27, 2000. The following unaudited pro forma combined statement of earnings for the first quarter ended June 17, 2000 is based upon the historical consolidated financial statements of Spartan Stores for that period and of Seaway for the quarter ended May 27, 2000. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements.

This information is based on adjustments to the historical consolidated financial statements of Spartan Stores and Seaway to give effect to the merger using the purchase method of accounting for business combinations. The pro forma adjustments do not include any of the cost savings and other synergies anticipated to result from the merger. These pro forma results are based on assumptions considered appropriate by management and include adjustments as considered necessary. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results which would have actually been reported had the merger taken place on March 26, 2000, or which may be reported in the future.

Spartan Stores, Inc. Unaudited Pro Forma Combined Balance Sheet June 17, 2000 (In Thousands)

ASSETS	Spartan Stores, Inc. [1]	Seaway Food Town, Inc. [2]	Pro Forma Adjustments [3]	Pro Forma Combined
Current assets:
Cash and cash equivalents	$ 48,071	$ 12,811	$ -	$ 60,882
Marketable securities	20,984	-	-	20,984
Accounts receivable, net	84,610	11,209	-	95,819
Inventories	105,787	57,292	-	163,079
Prepaid expenses	5,810	1,022	-	6,832
Deferred income taxes	5,716	2,205	-	7,921
Total current assets	270,978	84,539	-	355,517

Other assets	135,036	6,044	39,231	180,311

Property and equipment:
Land and improvements	32,598	7,900	-	40,498
Buildings and improvements	141,024	111,864	(73,344)	179,544
Equipment	182,288	115,961	(73,343)	224,906
Total property and equipment	355,910	235,725	(146,687)	444,948
Less - accumulated depreciation	(181,035)	(146,687)	146,687	(181,035)
Net property and equipment	174,875	89,038	-	263,913

TOTAL ASSETS	$ 580,889	$ 179,621	$ 39,231	$ 799,741

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 83,712	$ 48,036	$ -	$ 131,748
Insurance reserves	15,012		-	15,012
Other accrued expenses	52,058	16,569	-	68,627
Current maturities of long-term debt	23,588	876	(876)	23,588
Total current liabilities	174,370	65,481	(876)	238,975

Long-term debt	266,010	36,976	41,521	344,507
Deferred income taxes	5,212	1,343	-	6,555
Other long-term liabilities	4,981	3,499	-	8,480

Shareholders' equity:
Common stock	19,942	13,425	79,008	112,375
Additional paid-in capital	14,825	917	(15,742)	-
Retained earnings	95,549	57,980	(64,680)	88,849
Total shareholders' equity	130,316	72,322	(1,414)	201,224

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 580,889	$ 179,621	$ 39,231	$ 799,741

Spartan Stores, Inc. Unaudited Pro Forma Combined Statements of Earnings First Quarter (12 weeks) ended June 17, 2000 (In thousands, except per share data)

	Spartan Stores, Inc. [4]	Seaway Food Town, Inc. [5]	Pro Forma Adjustments [6]	Pro Forma Combined

Net sales	$ 725,560	$ 171,887	-	$ 897,447
Cost of sales	630,797	125,772		756,569
Gross margin	94,763	46,115	-	140,878

Selling, general and
administrative expenses	83,752	39,576	226	123,554

Operating income	11,011	6,539	(226)	17,324

Non-operating expense (income)
Interest expense	6,659	772	962	8,393
Interest income	(1,446)		-	(1,446)
Other (gains) and losses	(6)	70	-	64
Total non-operating expense, net	5,207	842	962	7,011

Earnings before income taxes	5,804	5,697	(1,188)	10,313
Income taxes	2,059	2,186	(416)	3,829

Net earnings	$ 3,745	$ 3,511	$ (772)	$ 6,484

Net earnings per share	$ 0.28	$ 0.56		$ 0.33

Weighted average shares outstanding:
Basic	13,304	6,264		19,568
Diluted	13,310	6,264		19,574

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Represents the historical balance sheet of Spartan Stores as of June 17, 2000.

2.	Represents the historical balance sheet of Seaway as of May 27, 2000.

3.	Represents the pro forma adjustments required to account for the merger as a purchase as of June 17, 2000, including the following:

	•	To record goodwill in connection with the merger.
	•	To capitalize legal and professional costs associated with the transaction.
•

To eliminate historical accumulated depreciation. The fair value of the property and equipment acquired in the merger has yet to be determined. As a result, a portion of the consideration paid in the merger will be allocated to property and equipment once determined.

•

To reflect the financing transactions related to the acquisition. Such financing was presented assuming borrowings under Spartan Stores' acquisition facility, which provides for interest at the applicable LIBOR rate plus 3% per annum.

•

To reflect the one-for-one conversion of the Seaway common stock, no par value, issued and outstanding immediately prior to the effective date of the merger, to Spartan Stores common stock, no par value, and a payment to Seaway shareholders of five dollars ($5.00) in cash per share of Seaway common stock held immediately before the merger.

	•	To eliminate Seaway's historical shareholders equity.

4.	Represents the historical statements of earnings of Spartan Stores for the first quarter ended June 17, 2000.

5.	Represents the historical statements of earnings of Seaway for the quarter ended May 27, 2000.

6.	Represents the pro forma adjustments required to account for the merger as a purchase as of March 26, 2000, including the following:

	•	To record amortization expense for goodwill acquired and transaction related costs incurred in connection with the merger over the estimated period benefited of 40 years.
	•	To record additional interest expense associated with borrowings incurred in connection with the merger.
	•	To record provision for federal income taxes.